UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2005

SONTRA MEDICAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	000-23017	41-1649949
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Forge Parkway

Franklin, Massachusetts 02038

(Address of Principal Executive Offices) (Zip Code)

(508) 553-8850

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In August 2004, Sontra Medical Corporation (the “Company”) received 510(k) marketing clearance from the U.S. Food and Drug Administration (FDA) to market the Company’s SonoPrep ultrasonic skin permeation device and procedure tray for use with over-the-counter (OTC) 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters. In September 2004, the Company launched its SonoPrep Topical Anesthetic System, which consists of the SonoPrep device and a topical anesthetic procedure tray for use with OTC 4% topical lidocaine, and is marketing the system through independent medical device distributors.

In January 2005, the Company learned that on November 19, 2004, the FDA issued a warning letter to Ferndale Laboratories, Inc. (“Ferndale”), the Company’s supplier of OTC 4% topical lidocaine. Among other things, the warning letter indicated to Ferndale that OTC 4% topical lidocaine has only been approved for usage as an anesthetic to temporarily relieve pain and itching due to minor cuts, burns, skin irritations, sunburns, scrapes and insect bites.

The FDA has not yet approved OTC 4% topical lidocaine to be used for the indications covered by the Company’s 510(k) marketing clearance. Under federal law, the marketing of OTC 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters requires the approval by the FDA of a new drug application (NDA) with respect thereto. The Company plans to submit to the FDA an NDA seeking approval of OTC 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters. The Company intends to continue to market the SonoPrep Topical Anesthetic System pursuant to its 510(k) marketing clearance, however, prior to approval of the NDA, the FDA may determine to limit, restrict or delay our ability to market the system. If the FDA ultimately does not approve the NDA, our business and results of operations would be materially adversely affected.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sontra Medical Corporation

Date: January 12, 2005	By:	/s/ Sean F. Moran
Sean F. Moran
Chief Financial Officer